Exhibit 10.2

Dated 16 February 2012

QUOTIENT BIODIAGNOSTICS HOLDINGS LIMITED

and

PAUL COWAN

SERVICE AGREEMENT

Speechly Bircham LLP

6 New Street Square

London

EC4A 3LX

Tel: +44 (0)20 7427 6400

Fax: +44 (0)20 7427 6600

Ref         344087

THIS AGREEMENT is made the 16 day of February 2012

BETWEEN:

1.	QUOTIENT BIODIAGNOSTICS HOLDINGS LIMITED (company number 109886) whose registered office is at PO Box 1075, Elizabeth House, 9 Castle, Jersey JE4 2QP (“the Company”); and

2.	PAUL COWAN of Chalet Cléa, Route des Sapins 4, 3963 Crans Montana, Switzerland (“the Executive”).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires, the following expressions have the following meanings:

“Agreement” means this Agreement (including any schedule or annexure to it and any document referred to in it or in agreed form);

“Board” means the board of directors of the Company from time to time and includes any committee of the Board duly appointed by it;

“Business” means scientific research and development and any trade or other commercial activity which is carried on by the Company, or which the Company shall have determined to carry on with a view to profit in the immediate or foreseeable future;

“Confidential Information” any trade secrets or other information which is confidential, commercially sensitive and is not in the public domain relating or belonging to the Company including but not limited to information relating to the business methods, corporate plans, management systems, finances, new business opportunities, research and development projects, marketing or sales of any past, present or future product or service, secret formulae, processes, inventions, designs, know-how discoveries, technical specifications and other technical information relating to the creation, production or supply of any past, present or future product or service of the Company, lists or details of clients, potential clients or suppliers or the arrangements made with any client or supplier and any Information in respect of which the Company owes an obligation of confidentiality to any third party;

“Duties” means the duties of the Executive as set out in clause 4;

“Employment” means the Executive’s employment under this Agreement;

“Relevant Period” means the period of 12 months ending with the Termination Date;

“Restricted Business” means any part of the Business in which the Executive shall have been directly concerned in the course of the Employment at any time in the Relevant Period;

“Termination Date” means the date on which the Employment terminates.

1.2	In this Agreement, unless the context otherwise requires:

1.2.1	words in the singular include the plural and vice versa and words in one gender include any other gender;

1.2.2	a reference to a statute or statutory provision includes:

(a)	any subordinate legislation (as defined in Section 21(1), Interpretation Act 1978) made under it;

(b)	any statute or statutory provision which modifies, consolidates, re-enacts or supersedes it;

1.2.3	a reference to:

(a)	a “person” includes any individual, firm, body corporate, association or partnership, government or state (whether or not having a separate legal personality);

(b)	clauses and schedules are to clauses and schedules of this Agreement and references to sub-clauses and paragraphs are references to sub-clauses and paragraphs of the clause or schedule in which they appear;

1.3	The table of contents and headings are for convenience only and shall not affect the interpretation of this Agreement.

1.4	Except where otherwise stated, words and phrases defined in the City Code on Take-overs and Mergers or in the Companies Act 1985 have the same meaning in this Agreement.

2.	APPOINTMENT

2.1	The Company appoints the Executive and the Executive agrees to serve as Chairman of the Company or in such other capacity as the Company may from time to time require on the terms set out in this Agreement.

2.2	The Executive warrants that he is free to enter into this Agreement and is not bound by, nor subject to any court order, arrangement, obligation, restriction or undertaking (contractual or otherwise) which prohibits or restricts the Executive from entering into this Agreement or performing the Duties.

3.	TERM

The Employment commenced on      February 2012 and unless terminated in accordance with clause 12, shall, subject to clause 20, continue until terminated by either party giving to the other not less than twelve months’ prior written notice.

4.	DUTIES OF THE EXECUTIVE

4.1	The Executive shall carry out such duties as may be agreed between the Executive and the Board from time to time and exercise the powers consistent with such duties.

4.2	The Executive shall at all times during the Employment

4.2.1	devote the whole of his time, attention, skill and ingenuity during working hours to his duties under this Agreement;

4.2.2	faithfully and using his best endeavours carry out all work consistent with his position which may be required of him;

4.2.3	comply with all the Company’s rules, regulations, policies and procedures from time to time in force;

4.2.4	perform the Duties faithfully and diligently;

4.2.5	obey all lawful and reasonable directions of the Board, observe such restrictions or limitations as may from time to time be imposed by the Board upon the Executive’s performance of the Duties and implement and abide by any relevant Company policy which may be promulgated or operated in practice from time to time;

4.2.6	use best endeavours to promote the interests of the Company and shall not do or willingly permit to be done anything which is harmful to those interests; and

4.2.7	keep the Board fully informed (in writing if so requested) of the Executive’s conduct of the business or affairs of the Company and provide such explanations as the Board may require.

5.	HOURS OF WORK

5.1	The Executive shall devote 150 full-time equivalent days per annum to fulfilling his Duties, such days to be set as necessary to fulfil the Duties set out in clause 4. The Executive shall not be entitled to receive any additional remuneration should he be required to work more than 150 full-time equivalent days per annum.

5.2	The Executive’s hours of work shall be the Company’s normal office hours of 9.00 am to 5.15 p.m and such further hours as may be necessary for the proper discharge of the Duties, The Executive shall not be entitled to receive any additional remuneration for work outside the Company’s normal office hours.

5.3	The Executive acknowledges that he may work in excess of an average of 48 hours in any one period of 7 calendar days if so requested by the Company and consents to do so. The Executive shall give the Company 3 months’ prior notice if he wishes the limit on weekly working time specified in the Working Time Regulations 1998 to apply to the Employment.

6.	PRINCIPAL PLACE OF WORK

6.1	The Executive’s principal place of work shall be from home or anywhere else within the United Kingdom or abroad as shall be agreed between the parties.

6.2	The Executive shall travel to and work on a temporary basis from such locations within the UK and abroad as the Board may reasonably require for the performance of his Duties.

6.3	There is no current requirement, as at the date of this agreement, for the Executive to work in or outside the United Kingdom for any consecutive period of one month or more.

7.	SALARY

7.1	During the Employment the Company shall pay to the Executive a basic salary at the rate of £150,000 per annum. This salary shall accrue from day to day, be payable by equal monthly instalments in arrears on or before the last day of each month.

7.2	The Executive’s basic salary shall be reviewed by the Board from time to time. Any increase in the Executive’s salary consequent upon such review will be effective from the effective date specified by the Board.

8.	EXPENSES

8.1	The Company shall reimburse to the Executive all expenses reasonably and properly incurred by the Executive in the performance of the Duties subject to the production of such receipts or other evidence of expenditure as the Company may reasonably require.

8.2	Any credit card or charge card supplied to the Executive by the Company shall be used solely for expenses incurred by the Executive in carrying out the Duties. Any such card must be returned by the Executive to the Company immediately upon the Company’s request.

9.	MOBILE PHONE

9.1	For the better performance of the Executive’s Duties he will be provided with a work mobile telephone. The Company will pay the monthly subscription fees and for any work related calls. Please note that the Company will not pay for any personal calls and payment of any personal calls will be the Executive’s responsibility.

9.2	The mobile telephone will remain the property of the Company and the Executive will be required to return it to the Company on request and upon the termination of his employment.

10.	HOLIDAYS

10.1	The Company’s holiday year runs from 1 April to 31 March,

10.2	The Executive shall not be entitled to any paid holiday in each holiday year provided that this shall not affect his entitlement to statutory holidays

11.	SICKNESS OR INJURY

11.1	If unable to perform the Duties due to sickness or injury the Executive shall report this fact as soon as possible on the first working day of incapacity to the Board, and provide, so far as practicable, an expected date of return to work.

11.2	To be eligible for sick pay under clause 11.3, the Executive must supply the Company with such certification of sickness or injury as the Company may require.

11.3	If the Executive shall be absent due to sickness or injury duly certified in accordance with the Company’s requirements the Executive shall be paid full basic salary for up to 13 weeks’ absence in any period of 12 consecutive months.

11.4	Any remuneration paid under sub-clause 11.3 shall be inclusive of any Statutory Sick Pay to which the Executive is entitled or other benefits recoverable by the Executive (whether or not recovered) which may be deducted from it.

11.5	The Executive accepts that with his consent (such consent not to be unreasonably withheld or delayed) at any time during the Employment, the Executive shall, at the request and expense of the Company:

11.5.1	consent to an examination by a doctor to be selected by the Company; and

11.5.2	authorise this doctor to disclose to and discuss with the Company’s medical adviser, or other nominated officer of the Company, the results of or any matter arising out of this examination.

12.	TERMINATION OF AND SUSPENSION FROM EMPLOYMENT

12.1	Subject to the remainder of this clause 12, the Company may terminate the Executive’s employment by serving notice upon him in accordance with clause 3.

12.2	Immediate dismissal

12.2.1	The Company may by written notice terminate the Employment without notice or pay in lieu of notice if the Executive:

(a)	commits any act of gross misconduct or is guilty of any conduct which may in the reasonable opinion of the Board, bring the Company into disrepute or is calculated or likely prejudicially to affect the interests of the Company, whether or not the conduct occurs during or in the context of the Executive’s Employment;

(b)	is convicted of any criminal offence punishable with imprisonment (other than an offence under road traffic legislation in the United Kingdom or elsewhere for which he is not sentenced to any term of imprisonment whether immediate or suspended);

(c)	commits any act of dishonesty relating to the Company, any of its employees or otherwise;

(d)	commits a material breach of the terms and conditions of this Agreement or repeats or continues (after a written warning) any other breach of such terms and conditions, including any failure to carry out the Duties efficiently, diligently or competently;

(e)	becomes prohibited by law from being a director, is removed from office pursuant to the Company’s articles of association, or, except at the request of the Company or pursuant to clause 12.7.1, resigns as a director;

(f)	becomes of unsound mind or a patient within the meaning of the Mental Health Act 1983 so that in the opinion of the Board he is unable to perform the Duties;

(g)	becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(h)	is the subject of or causes the Company to be the subject of a penalty or reprimand imposed by any regulatory authority by which the Company is governed or to which its activities are subject.

12.3	Suspension

In order to investigate a complaint against the Executive of misconduct the Company may suspend the Executive on full pay for so long as may be necessary to carry out a proper investigation and hold any appropriate disciplinary hearing.

12.4	Dismissal due to ill-health

If the Executive is incapable of performing the Duties due to ill health or accident for a period or periods aggregating at least 28 weeks in any period of 12 months the Company may, by not less than 1 month’s prior written notice (or the statutory minimum notice if longer) given at any time whilst such incapacity continues and terminate the Employment.

12.5	Pay in lieu

On either party serving notice for any reason to terminate the Employment or at any time during the currency of such notice, the Company may elect (but shall not be obliged) to terminate the Employment with immediate effect by notifying the Executive in writing that the Employment is being terminated pursuant to this clause and undertaking to pay to the Executive a sum equivalent to the Executive’s basic salary for the unexpired portion of the Executive’s contractual notice entitlement. The Company will pay the salary due and payable under this sub-clause (subject to deduction of tax and national insurance contributions at source) within 14 days of the Termination Date.

12.6	Garden leave

12.6.1	After notice to terminate the Employment has been given by the Executive or the Company, the Company may for all or part of the duration of the notice period in its absolute discretion:

(a)	require the Executive not to perform any of the Duties;

(b)	require the Executive to undertake any alternative duties or special projects outside the scope of his normal duties and may appoint any other person to undertake the Duties;

(c)	require the Executive not to have any contact with clients of the Company;

(d)	require the Executive not to have any contact with such employees or suppliers of the Company as the Company shall determine;

(e)	require the Executive to disclose any attempted contact with him made by any client, employee or supplier with whom the Executive has been required to have no contact pursuant to this clause;

(f)	require the Executive to take any accrued holiday entitlement or prohibit the Executive from taking any accrued holiday entitlement;

(g)	provided always that throughout the period of any such action and subject to the other provisions of this Agreement the Executive’s salary and contractual benefits shall not cease to accrue or be paid.

12.6.2	The Executive acknowledges that such action taken on the part of the Company shall not constitute a breach of this Agreement of any kind whatsoever nor shall the Executive have any claim against the Company in respect of any such action.

12.6.3	The Executive acknowledges that during any such period of garden leave, the terms of this Agreement and the obligations owed by the Executive generally to the Company, including without limitation the Executive’s duties of good faith and fidelity to the Company shall continue.

12.6.4	During any such period of garden leave the Executive must not work for any other person or on his own account and shall remain readily contactable and available to work for the Company. Should the Executive fail to be available for work at any time having been requested by the Company to do so, the Executive’s right to salary and contractual benefits in respect of such period of non-availability shall be forfeit notwithstanding any other provision of this Agreement.

12.7	Effect of termination

12.7.1	On the Termination Date or at any time after notice is given by the Company or the Executive to terminate the Employment, the Executive shall, at the request of the Board:

(a)	resign (without prejudice to any claims which he may have against the Company arising out of the Employment or its termination) from all and any offices which he may hold as a director of the Company and from all other appointments or offices which he holds as nominee of representative of the Company; and

(b)	transfer without payment to the Company or as the Company may direct any shares held by him for the purposes only of fulfilling any requirement in the Company’s articles of association that a director holds shares in the Company and any shares held by him on trust for the Company.

12.7.2	If the Executive should fail to do so within 7 days the Company is irrevocably authorised to appoint some person in his name and on his behalf to sign any documents or do any things necessary or requisite to effect such resignation(s).

13.	OBLIGATIONS DURING EMPLOYMENT

13.1	Assignment of Intellectual Property Rights

13.1.1	It is agreed that the Executive is in a position of special responsibility and under a special obligation to further the interests of the Company. Accordingly, any discovery, invention, secret process or improvement in procedure discovered, invented, developed or devised by the Executive during his employment with the Company (and whether or not in conjunction with a third party) affecting or relating to the business of the Company or capable of being used or adapted for use in it, shall immediately be disclosed by the Executive to the Board of the Company and subject to such rights as the Executive may have under the Patents. Act 1977, will belong to, and be the absolute property of the Company.

13.1.2	The Executive acknowledges that the Company is the sole owner of any and all Intellectual Property Rights and, insofar as any of the Intellectual Property Rights are not vested in the Company and in consideration of the salary payable to the Executive by the Company the Executive assigns to the Company with full title guarantee the entire copyright (including future copyright) and all other rights and interests of whatsoever nature in and to the Intellectual Property Rights and relating to the Company together with the right to take proceedings and recover damages and obtain all other remedies for past infringements in respect thereof throughout the world for the full period of copyright (and of any analogous rights) and all revivals, renewals, extensions and novations thereof and thereafter (so far as possible) in perpetuity together with the right to the same in any manner and through any media as the Company shall in its absolute discretion decide.

13.1.3	The Executive shall transfer to the Company all relevant lending and rental rights arising out of the Intellectual Property Rights throughout the world and the Executive irrevocably and unconditionally confirms that the remuneration payable to him under the terms of this Contract of Employment includes equitable remuneration, for the right to exploit all rental rights.

13.1.4	The Executive unconditionally and irrevocably waives all moral rights conferred by the Copyright Designs and Patents Act 1988 and all other moral and author’s rights of a similar nature under the laws of any other jurisdiction.

13.1.5	For the purposes of this clause 13 “Intellectual Property Rights” shall mean all copyrights, patents, utility models, trademarks, rights in designs, database rights, goodwill, in each case whether registered or unregistered or the subject of a pending application for registration, all legal rights protecting the confidentiality of any information or materials and all other rights of a similar nature anywhere in the world in any work created by the Executive during his employment by the Company and in respect of the Company.

13.1.6	The Executive shall, at the expense of the Company and upon its request (during his employment by the Company) execute all such document as may be necessary to vest such rights, title and interest in the Company.

13.1.7	The Executive shall, at the expense of the Company and upon its request (during his employment by the Company) executive all such documents as may be necessary to vest such rights, title and interest in the Company.

13.2	Power of attorney

The Executive irrevocably appoints the Company as his attorney in his name and on his behalf to execute documents, to use his name and to do all things which may be necessary or desirable for the Company to obtain for itself or its nominee the full benefit of the provisions of clause 13 and a certificate in writing signed by any director or the Company Secretary that any instrument or act falls within the authority conferred by this paragraph shall be conclusive evidence that such is the case so far as any third party is concerned.

13.3	Conflict of Interest

13.3.1	During the Employment, the Executive shall not:

(a)	other than in the proper performance of his duties directly or indirectly disclose divulge or communicate to any person or persons whatsoever or make use of any Confidential Information to which he has or may in the course of his employment become aware of relating to the business of the Company; and

(b)	at any time (whether during or outside normal working hours) take any preparatory steps to become engaged or interested in any capacity whatsoever in any business or venture which is in or is intended to enter into competition with the Business.

13.3.2	The Executive shall promptly disclose in writing to the Board all his interests (including but not limited to shareholdings and directorships) in any businesses, whether or not of a commercial or business nature.

13.3.3	The Executive shall not, at any time during the Employment, whether directly or indirectly be employed, engaged or concerned in any capacity whatsoever in the conduct of any activity or business which is similar to or competes with any activity or business carried on by the Company (except as a representative of the Company or with the written consent of the Board.)

13.3.4	The Executive shall, at any time during the Employment or following its termination at the request of the Company return to the Company or at the Company’s request, shall destroy:

(a)	any documents, drawings, designs, computer files or software, visual or audio tapes or other materials containing information (including, without limitation, Confidential Information) relating to the Company’s business created by in the possession of or under the control of the Executive; and

(b)	any other property of the Company in his possession or under his control.

13.3.5	The Executive shall not make or keep or permit any person to make or keep on his behalf any copies or extracts of the items referred to in sub-clause 13.3.4 in any medium or form.

14.	OBLIGATIONS AFTER EMPLOYMENT

14.1	The Executive shall not directly or indirectly, whether on the Executives own behalf or on behalf of another person:

14.1.1	for the period of 9 months following the Termination Date:

(a)	so as to compete with the Company in any part of the Restricted Business solicit or entice away or seek to solicit or entice away or deal with any person who was at any time during the Relevant Period a client of the Company with whom:

(i)	the Executive shall have had material dealing in the course of the Employment at any time in the Relevant Period;

(ii)	any employee of the Company who is under the Executives control shall have had material dealing in the course of their employment with the Company during the Relevant Period;

(iii)	the Executive shall have had material dealings in the course of the Employment at any time in the Relevant Period and who, to the Executives knowledge, was at the Termination Date negotiating with the Company with a view to dealing with that company as a client;

(b)	solicit or entice away or seek to solicit or entice away from the Company any person who is and was at the Termination Date employed or engaged by the Company in any part of the Restricted Business in a senior managerial, technical, supervisory, sales, marketing or risk assessment capacity and was a person with whom the Executive had material dealings in the course of the Employment during the Relevant Period;

(c)	employ or engage any person who is and was at the Termination Date employed or engaged by the Company in any part of the Restricted Business in a senior managerial, technical, supervisory, sales, marketing or risk assessment capacity and was a person with whom the Executive had material dealings in the course of the Employment during the Relevant Period; or

(d)	so as to compete with the Company in any part of the Restricted Business seek to entice away from the Company or otherwise solicit or interfere with the relationship between the Company and any supplier of such company with whom the Executive shall have had material dealings in the course of the Employment during the Relevant Period;

14.1.2	at any time after the Termination Date:

(a)	induce or seek to induce by any means involving the disclosure or use of Confidential Information any customer to cease dealing with the Company or to restrict or vary the terms upon which it deals with the Company;

(b)	be held out or represented by the Executive or any other person, as being in any way connected with or interested in the Company; or

(c)	disclose, divulge, print, publish or communicate to any person or persons whatsoever or make use of any Confidential Information.

14.2	Any period of Garden Leave served by the Executive pursuant to clause 12.6 shall reduce the 9 month period referred to in clause 14.1.1 by an equal period of time.

14.3	In the event that any one or any part of the restrictions set out in this clause shall be rendered or judged invalid or unenforceable such restriction or part shall be deemed to be severed from this agreement and such invalidity or unenforceability shall not in any way affect the validity of the remaining restrictions.

14.4	The Executive acknowledges that the restrictions contained in this clause shall operate for the benefit of any business carried on by the Company and such restrictions shall be enforceable against the Executive by any subsequent owner of the business carried on by the Company.

15.	DISCIPLINARY AND GRIEVANCE PROCEDURE

15.1	There are no specific disciplinary rules or procedures applicable to the Executive. Any matters concerning the Executive’s unsatisfactory conduct or performance will be dealt with by the Board. An appeal against any disciplinary decision should be made by the Executive in writing to the Board, whose decision will be final. The Board will however observe all statutory requirements in all disciplinary matters.

15.2	If the Executive has any grievance relating to his Employment (other than one relating to a disciplinary decision) he should refer such grievance to the Board and if the grievance is not resolved by discussion with him it will be referred for resolution to the Board, whose decision shall be final. Again, the Company will observe all statutory requirements in all grievance matters.

16.	COLLECTIVE AGREEMENTS

There are no collective agreements which affect the terms and conditions of the Executives employment.

17.	DEDUCTIONS

The Executive consents to the deduction at any time from any salary or other sum due from the Company to the Executive including any payment on termination of employment, of sums owed by the Executive to the Company either by way of a loan, overpaid salary with respect to holiday where the Executive has taken more holiday than his accrued entitlement at the date of termination of employment or expenses.

18.	ENTIRE AGREEMENT

This Agreement together with any documents referred to in this Agreement sets out the entire agreement and understanding between the parties and supersedes all prior agreements, understandings or arrangements (oral or written) in respect of the employment or engagement of the Executive by the Company. No purported variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties.

19.	DATA PROTECTION

19.1	For the purposes of complying with the Data Protection Act 1998 the Executive agrees to provide the Company or any Associated Company with any personal data and sensitive personal data relating to him that either may request and he further consents to the holding and processing (in manual, electronic or any other form) of such data by the Company and/or any Associated Company and/or any agent or third party nominated by the Company and bound by a duty of confidentiality, for the purpose of:

19.1.1	employee related administration;

19.1.2	processing his file and management of its business;

19.1.3	compliance with applicable procedures, laws and regulations:

(a)	providing data to external suppliers for the provision and administration of his remuneration and any benefits and any benefits; and/or

(b)	to evaluate the efficiency of the Company’s and any Associated Companies’ business systems.

The Executive recognises his responsibilities for compliance with data protection legislation and that failure to comply with such legislation may result in personal criminal liability as well as disciplinary action.

20.	RETIREMENT

The Company’s normal retirement age is 65.

21.	E-MAIL/TELEPHONE CALLS

The Company has the right to intercept, monitor and review all telephone calls, e-mails and attachments which are at any time on or within its telephone or email systems.

22.	RELEASES AND WAIVERS

22.1	The Company may, in whole or in part, release, compound, compromise, waive or postpone, in its absolute discretion, any liability owed to it or right granted to it in this Agreement by the Executive without in any way prejudicing or affecting its rights in respect of any part of that liability or any other liability or right not so released, compounded, compromised, waived or postponed.

22.2	No single or partial exercise, or failure or delay in exercising any right, power or remedy by the Company shall constitute a waiver by it of, or impair or preclude any further exercise of, that or any right, power or remedy arising under this Agreement or otherwise.

23.	GOVERNING LAW AND JURISDICTION

23.1	This Agreement shall be governed by and construed in accordance with English law.

23.2	Each of the parties irrevocably submits for all purposes in connection with this Agreement to the exclusive jurisdiction of the English courts.

This Agreement has been executed and delivered as a Deed on the date appearing at the head of page 1

EXECUTED as a DEED by	)
QUOTIENT BIODIAGNOSTICS	)
HOLDINGS LIMITED	)
acting by	)
a Director, in the presence of:	)

Signature of Witness: /s/ Erin O’Brien

Name: Erin O’Brien

Address: San Diego, CA

Occupation: Paralegal

EXECUTED as a DEED by	)
PAUL COWEN	)
acting by	)
a Director, in the presence of:	)

Signature of Witness: /s/ Erin O’Brien

Name: Erin O’Brien

Address: San Diego, CA

Occupation: Paralegal